Exhibit 5.1

Rio de Janeiro, July 10, 2012

Ladies and Gentlemen:

I have acted as Brazilian counsel to Vale S.A. (“Vale”), a corporation organized and existing under the laws of Brazil, in connection with Vale’s offering pursuant to a registration statement on Form F-3 (No. 333-162822) (the “Registration Statement”) filed with the United States Securities and Exchange Commission of €750,000,000 aggregate principal amount of 3.750%Notes due 2023 (the “Notes”) to be issued under an indenture dated as of March 24, 2010 between Vale and The Bank of New York Mellon, as trustee (the “Base Indenture”), as supplemented by the Second Supplemental Indenture dated as of July 10, 2012 between Vale and The Bank of New York Mellon, as trustee, registrar, paying agent and transfer agent, The Bank of New York Mellon Trust (Japan), Ltd., as principal paying agent, The Bank of New York Mellon, London Branch, as London paying agent, and The Bank of New York Mellon (Luxembourg) S.A., as Luxembourg registrar, paying agent and transfer agent (the “Supplemental Indenture”, and together with the Base Indenture, the “Indenture”). All capitalized terms used but not defined herein have the meanings assigned to such terms in the Registration Statement.

1. In rendering the opinions set forth below, I have examined copies of the documents listed below:

(i) the Registration Statement and the documents incorporated by reference therein;

(ii) the bylaws of Vale as approved by the Extraordinary General Shareholders’ Meeting of Vale held on August 30, 2007 as amended at the Extraordinary General Shareholders’ Meetings held on May 22, 2009, May 19, 2010 and May 18, 2011;

(iii) the minutes of the Ordinary and Extraordinary General Shareholders’ Meeting of Vale dated April 16, 2009 and May 25, 2012, which, among other matters, recorded the shareholders’ approval of the election of the current members of Vale’s Board of Directors and the approval of an alternate member, respectively;

(iv) the minutes of the meetings of the Board of Directors of Vale, dated as of May 19, 2011, May 26, 2011, November 24, 2011 and April 25, 2012, at which the current officers of Vale were appointed;

(v) the minutes of the meeting of the board of executive officers of Vale dated as of June 25, 2012 at which the issuance of the Notes was approved;

(vi) the Base Indenture and the Supplemental Indenture; and

(vii) the screens of the Registry of Financial Transaction Module (Módulo Registro de Operação Financeira) of the Brazilian Central Bank electronic system – SISBACEN registered under the No. TA621781 dated as of July 6, 2012 (“ROF”).

2. I have also examined the records, agreements, instruments and documents and made such investigations of law as I have deemed relevant or necessary as the basis for the opinions hereinafter expressed.  I have also assumed that:

(i) no provision of the Indenture or of the Notes conflicts with the laws of any jurisdiction (other than Brazil); and

(ii) at the time of the execution and delivery of the Indenture and of the Notes they will have been duly authorized pursuant to applicable law (other than Brazilian law).

3. I have also assumed, without any independent investigation or verification of any kind, the validity, legality, binding effect and enforceability of the Indenture and of the Notes under the laws of the state of New York.

4. Furthermore, I have assumed (i) the due organization and valid existence of all parties (other than Vale) to the Indenture under the laws of the countries of their respective incorporation; (ii) that the Indenture and the Notes will have been duly authorized and validly executed and delivered by the parties thereto (other than Vale); and (iii) that the performance thereof is within the capacity and powers of the parties thereto (other than Vale).

5. Based upon the foregoing and subject to the qualifications set forth herein, I am of the opinion that (i) the Indenture has been duly authorized by Vale and (ii) when the Second Supplemental Indenture has been duly executed, authenticated, issued and delivered in accordance with its provisions and in accordance with the applicable definitive underwriting agreement, upon payment of the consideration therefor provided for therein, the Indenture will be duly authorized, executed and delivered and will be a valid and binding obligation of Vale.

6. The foregoing opinions are subject to the following qualifications:

(i) To ensure the enforceability or the admissibility in evidence of the Indenture and any other document required by any Brazilian court to be furnished: (a) the signatures of the parties thereto signing outside Brazil must be notarized; (b) the signature of the notary must be certified by a consular official of Brazil having jurisdiction to provide for such action; (c) the Indenture and any other documents or instruments prepared in a language other than Portuguese (whether signed abroad or not) must be translated into Portuguese by a sworn translator and registered with the appropriate Registry of Deeds and Documents (for which certain translation and registration fees would apply), which may be done immediately prior to any such enforcement or presentation;

(ii) A final conclusive judicial decision for the payment of money rendered by any Federal or State Court in the city, county and state of New York in respect of the Indenture or of the Notes should be recognized in the courts of Brazil, and such courts would enforce such judicial decision without retrial or re-examination of the merits of the original decision only if such judicial decision has been previously ratified by the Superior Court of Justice (Superior Tribunal de Justiça); which ratification is available only if: (a) the judicial decision fulfills all formalities required for its enforceability under the laws of the state of New York, (b) the judicial decision was issued by a competent court after proper service of process on the parties, which service of process must comply with Brazilian law or, after sufficient evidence of the parties’ absence has been given, as established pursuant to applicable law, (c) the judicial decision is not subject to appeal, (d) the judicial decision was authenticated by a Brazilian consulate in the state of New York, (e) the judicial decision was translated by a sworn translator registered in Brazil, and (f) the judicial decision is not contrary to Brazilian national sovereignty, public policy or good morals;

(iii) Pursuant to the regulations of the Brazilian Central Bank (“Central Bank”), Vale will have to  (a) register the relevant Schedule of Payments (Esquema de Pagamentos) under the respective Registry of Financial Transaction Module (Módulo Registro de Operação Financeira – “ROF”) of its electronic system – SISBACEN in connection with and after any issuance and sale of the Notes to entitle Vale to make payments of principal, interest, costs, fees, expenses and commissions in relation to the Notes, (b) obtain any further authorization by the Central Bank enabling it to make payments outside Brazil in US dollars or any other applicable currency other than scheduled payments of principal, interest, costs, fees, expenses and commissions referred to in the relevant ROF, and (c) obtain the prior amendment to the ROF in order to enable it to make payments in the case of redemption for tax reasons, early redemption, repurchase of the Notes by Vale or any acceleration event that may be applicable pursuant to the Transaction Documents. No assurance can be given that the authorizations referred to in items (b) and (c) above, if required, will be obtained;

(iv) Any amounts to be paid under the Notes in excess of the amounts provided for in the Indenture, if any, will depend on the analysis of the legality and economic grounds by the Brazilian commercial bank chosen to implement the relevant foreign exchange control transactions or, as the case may be, pursuant to a special authorization to be obtained from the Central Bank of Brazil, which authorization will be granted at the Central Bank’s sole discretion;

(v) The enforceability of the Indenture and of the Notes is limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar laws relating to or limiting creditors’ rights generally or by general equitable principles;

(vi) In case of bankruptcy, all credits denominated in foreign currency shall be converted into local currency at the exchange rate prevailing on the date of the issuance of the decision declaring the bankruptcy, and the amount so determined shall be the amount so considered for any payments to creditors in the bankruptcy; and

(vii) Under Brazilian law, properties and assets of a public concessionaire bound to the performance of the applicable concession agreement are not subject to attachment, either prior to judgment, in aid of execution, or otherwise.

7. I express no opinion as to any agreement, instrument or other document other than as specified in this letter.

8. I hereby consent to the filing of this opinion on Form 6-K and to its incorporation by reference in the Registration Statement.

9. I am qualified to practice law in Brazil only, and I do not express any opinion in respect of any laws of any other jurisdiction.  This opinion is based upon and limited in all respects to the law applicable in Brazil as presently published, existing and in force.

10. I expressly disclaim any responsibility to advise you or any other person who is permitted to rely on the opinions expressed herein as specified above of any development or circumstance of any kind including any change of law or fact that may occur after the date of this letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this letter.  Accordingly, any person relying on this letter at any time should seek advice of its counsel as to the proper application of this letter at such time.  This opinion may be relied upon, as of the date rendered, only by you, and no other person may rely upon this opinion without my prior written consent.

Very truly yours,

/s/ Clovis Torres
Clovis Torres
General Counsel of Vale